EXHIBIT 10.58

AMERICAN ECOLOGY CORPORATION

CONSULTING SERVICES AND DIRECTOR COMPENSATION AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 1st day of January, 2010 (the “Agreement Date”), by and between American Ecology Corporation, a Delaware corporation (the “Company”), and Stephen A. Romano, an Idaho resident (“Romano”).  The Company and Romano are sometimes collectively referred to in this Agreement as the “Parties,” and individually, as a “Party.”

Whereas, Romano (i) has served as the Chief Executive Officer of the Company, a position from which he resigned effective December 31, 2009, and (ii) currently serves as the Chairman of the Board of Directors of the Company; and

Whereas, the Parties desire to set forth the terms and conditions pursuant to which Romano will continue to provide services to the Company following his retirement as an employee and executive officer of the Company.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.   Engagement.  The Company hereby engages Romano to perform the services described in Exhibit A attached hereto and incorporated herein by reference (the “Services”), and such other services as may be agreed to in writing by the Company and Romano from time to time.  Romano hereby accepts the engagement to provide the Services to the Company on the terms and conditions set forth in this Agreement and in Exhibit A hereto.

Section 2.   Compensation.

2.1   Compensation.  In consideration of the Services to be performed by Romano, the Company agrees to pay Romano in the manner and in the amounts set forth in Exhibit A. The Chief Financial Officer of the Company (the “CFO”) shall provide a quarterly report to the Board of Directors regarding the retainer payments and expense reimbursements for Romano’s Services.

2.2   Expenses. Reasonable and prudent out-of-pocket expenses incurred by Romano as required to perform the Services set forth in Exhibit A shall be reimbursed by the Company to Romano.  Such reimbursement shall be made in accordance with policies adopted by the Company from time to time, including, without limitation, the submission of expense reports with original receipts for such expenses to the CFO.

Section 3.   Board of Director Matters.

3.1   Director Compensation. If elected by the stockholders of the Company to the Board of Directors at each annual meeting of stockholders at which his name is placed in nomination, Romano shall receive usual and customary Board of Director fees applicable to other members of the Board, which currently includes an annual director fee of $16,000 in cash, and an annual director equity grant of $25,000 payable in stock options or restricted stock, at the director’s option (the “Director Fee”), in each case payable in accordance with the Company’s normal practices and procedures; provided, however, that for the partial year running from the Agreement Date to the Board of Director’s meeting in May 2010, Romano shall receive a pro rata portion of the Director Fee, which Romano and the Company agree shall be the amount of $5,333.33 in cash, and an equity grant of $8,333.33; provided, further, that nothing in this Agreement shall be deemed to prevent or restrict the right of the Company to change the Board of Director compensation from time to time, or to terminate such compensation, in its sole discretion.

3.2   Non-Executive Chairman of the Board Compensation.  If elected by the other members of the Board of Directors to serve as Chairman of the Board, Romano shall receive an annual Chairman’s fee in the amount of $20,000, in addition to the compensation described in Section 3.1 above (the “Chairman’s Fee”), payable in accordance with the Company’s normal practices and procedures; provided, however, that for the partial year running from the Agreement Date to the Board of Director’s meeting in May 2010, Romano shall receive a pro rata portion of the Chairman’s Fee, which Romano and the Company agree shall be $6,666.66; and provided, further, that nothing in this Agreement shall be deemed to prevent or restrict the right of the Company to change such compensation applicable to the non-executive Chairman of the Board from time to time, or to terminate such compensation, in its sole discretion.

3.3   Stock Ownership Requirement. Notwithstanding anything in Section 3.2 or otherwise in this Agreement to the contrary, Romano shall be required to beneficially own of record at least 50,000 shares of the Company’s common stock so long as he serves as Chairman of the Board of Directors of the Company.

3.4   No Guaranty of Service. Nothing in this Agreement shall be deemed to guaranty Romano a seat on the Board of Directors of the Company or to guarantee his nomination to election to the Board of Directors, or as conferring any right to serve as Chairman of the Board of Directors of the Company.

Section 4.   Confidentiality.

4.1   Definition. For purposes of this Agreement, the term “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, services plans, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.  Confidential Information does not include information that (i)  has become publicly known and made generally available through no wrongful act of Romano or (ii) has been rightfully received by Romano from a third party who is authorized to make such disclosure.

4.2   Non-Use and Non-Disclosure. Romano will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party.  Romano agrees that all Confidential Information will remain the sole property of the Company.  Romano also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

4.3   Third Party Confidential Information. Romano recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Romano agrees that, during the term of this Agreement and thereafter, Romano owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party or parties.

4.4   Return of Materials. Upon the termination of this Agreement, Romano will deliver to the Company all of the Company’s Confidential Information that Romano may have in Romano’s possession or control.

Section 5.   Ownership.

5.1   Assignment. Romano agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Romano, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business or developing business operations of the Company that Romano is directed to undertake, investigate or experiment with, or that Romano becomes associated with in connection with work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are and shall remain the sole property of the Company.  In addition, any Inventions that constitute copyrightable subject matter shall be considered “works made for hire,” as that term is defined in the United States Copyright Act.  Romano hereby irrevocably assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

5.2   Further Assurances. Romano agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.  Romano also agrees that his obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

5.3   Pre-Existing Materials. Romano will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.  If, in the course of Romano’s performance of Services for the Company, Romano incorporates into a Company product, process or machine, any prior invention owned by Romano or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior invention as part of or in connection with such product, process or machine.

5.4   Attorney-in-Fact. Romano agrees that, if the Company is unable because of Romano’s unavailability, mental or physical incapacity, or for any other reason, to secure Romano’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 5.1, then Romano hereby designates and appoints the Company and its duly authorized officers and agents as Romano’s agent and attorney-in-fact, to act for and on Romano’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Romano.  The foregoing appointment is irrevocable and coupled with an interest, and shall survive the death of Romano.

5.5   Maintenance of Records. Romano agrees to keep and maintain adequate and current written records of any and all Inventions made by Romano (solely or jointly with others) for the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

Section 6.   Covenant Not to Compete.

6.1   Acknowledgment of Romano.  Romano acknowledges that his relationship with the Company has special, unique and extraordinary value to the Company; that the Company has a lawful interest in protecting its investment in entrusting to him its Confidential Information; that the Company would be irreparably damaged if Romano were to provide services to any person or entity in violation of this Agreement, because in performing such services Romano would inevitably disclose the Company’s Confidential Information to third parties; and that the restrictions, prohibitions and other provision of this Section 6 are reasonable, fair and equitable in scope, terms, and duration to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement.

6.2   Non-Competition Covenant. Romano will not during the term of this Agreement, acting alone or in conjunction with others, directly or indirectly engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in activities on behalf of any entity or entities in North America engaged in waste processing, recycling and disposal services for low-level radioactive-wastes, naturally occurring, accelerator produced, and exempt radioactive materials, and hazardous and PCB wastes, the provision of thermal desorption technology services, and any other processes or services offered by the Company.  It is agreed that the ownership of not more than five percent (5%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 6.2.

6.3   Non-Solicitation of Vendors and Customers. Romano will not during the term of this Agreement, acting alone or in conjunction with others, either directly or indirectly induce any vendors or customers of the Company to curtail or cancel their business with the Company or any of its subsidiaries.

6.3   Non-Solicitation of Employees.  Romano will not during the term of this Agreement, acting alone or in conjunction with others, either directly or indirectly induce, or attempt to influence, any employee of the Company or any of its subsidiaries to terminate his or her employment.

Section 7.   Reports.  Romano agrees that he will, from time to time during the term of this Agreement or any extension thereof, keep the Board of Directors advised as to his Services hereunder.

Section 8.   Term and Termination.

8.1   Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) December 31, 2012, or (ii) termination as provided in Section 8.2.

8.2   Termination. Romano’s engagement with the Company pursuant to this Agreement shall terminate:

(a)  upon the mutual written agreement of the Company and Romano;

(b)  upon expiration of the term of this Agreement as provided in Section 8.1;

(c)  upon the death or incompetency of  Romano; or

(d)  automatically upon notice for Cause (as defined below).

8.3   Definition.  For purposes of this Agreement, “Cause” shall include (i) the conviction of, or guilty plea or plea of nolo contendere by, Romano with respect to any felony other than a traffic violation, or (ii) willful misfeasance, illegal, dishonest or negligent conduct which constitutes a breach of Romano’s covenants and obligations under this Agreement, or which involves improper use of funds or other assets of the Company.

8.4   Survival. Upon such termination, all rights and duties of the Company and Romano toward each other shall cease except:

(a)  the Company shall pay, within 30 days after the effective date of termination, all amounts owing to Romano for Services prior to the termination date and related expenses, if any, in accordance with the provisions of Section 2 of this Agreement; and

(b)  the following provisions shall survive termination of this Agreement: Section 4 (Confidentiality), Section 5 (Ownership), , Section 6 (Covenant not to Compete), Section 10 (Independent Contractor), and Section 12 (Arbitration and Equitable Relief).

8.5           Termination Obligations.

(a)  Except as specifically provided otherwise in this Agreement, upon termination of this Agreement, neither Romano nor the Company shall have any further obligations under this Agreement, except as to liabilities accrued through the date of termination.

(b)  Upon the termination of this Agreement and upon the Company’s request, Romano shall surrender to the Company all equipment, tangible Confidential Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), any other data and records of any kind, and copies thereof (collectively, “Company Records”), created on any medium and furnished to, obtained by, or prepared by Romano in the course of or incident to Romano’s relationship with the Company, that are in Romano’s possession or under Romano’s control.

(c)  Romano’s representations, warranties, covenants and obligations contained in this Agreement shall survive the termination of Romano’s relationship with the Company.

(d)  Following any termination of this Agreement, Romano will fully cooperate with the Company in all matters relating to Romano’s continuing obligations under this Agreement.

(e)      Upon termination of this Agreement, Romano will execute a certificate acknowledging compliance with this Agreement in the form reasonably requested by the Company.

Section 9.   Assignment.  Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Romano without the express written consent of the Company.

Section 10.   Independent Contractor.  It is the express intention of the Company and Romano that Romano perform the Services as an independent contractor to the Company under a “work for hire” arrangement.  All work product developed by Romano shall be deemed owned and assigned to the Company. Romano agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A.  Romano acknowledges and agrees that Romano is obligated to report as income all compensation received by Romano pursuant to this Agreement; and the Company will not make deductions from fees to Romano for taxes, insurance, bonds or the like.  Romano agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

Section 11.   Benefits.  The Company and Romano agree that Romano will receive no Company-sponsored employee benefits from the Company.  If Romano is reclassified by a state or federal agency or court as Company’s employee, Romano will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Romano would otherwise be eligible for such benefits.

Section 12.   Arbitration and Equitable Relief.

12.1   Arbitration.  Subject to the provisions of Section 12.4 below, Romano agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Romano’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration.  ROMANO AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, THE FOLLOWING DISPUTES, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.  Romano understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Romano.

12.2   Procedure.  Romano agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its rules.  Romano agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Romano agrees that the arbitrator will issue a written decision on the merits.  Romano also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Romano understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Romano shall pay the first $200.00 of any filing fees associated with any arbitration Romano initiates.

12.3   Remedy.  Except as provided under Idaho law, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Romano.  Accordingly, except as provided under Idaho law, neither the Company nor Romano will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy in place at the time of this Agreement, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted at the time of this Agreement.

12.4   Availability of Injunctive Relief. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.  Further, Romano agrees that any party may petition the court for injunctive relief where either party alleges or claims a violation of Section 4 (Confidentiality), Section 5 (Ownership) and/or Section 6 (Covenant Not to Compete), or any other agreement regarding trade secrets, confidential information, non-solicitation, or non-competition.  In the event either the Company or Romano seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

Section 13.   Notice. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to a Party to this Agreement at such Party’s address set forth below (or at such other address for a Party as may be specified by like notice). If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 14.

(i)    If to the Company, to:

American Ecology Corporation
300 E. Mallard Drive, Suite 300
Boise, Idaho 83706
Attn: Chief Executive Officer
Tel: (208) 331-8400
Fax: (208) 331-7900

(ii)           If to Romano, to:

P.O. Box 809
McCall, Idaho 83638

Section 14.   Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

Section 15.   Entire Agreement. This Agreement (including Exhibit A) sets forth the Parties’ mutual rights and obligations with respect to the subject matter hereof.  It is intended to be the final, complete, and exclusive statement of the terms of the Parties’ agreements regarding these subjects.  This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Romano and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

Section 16.   Amendment. This Agreement may be amended only by a writing signed by Romano and by a representative of the Company duly authorized.

Section 17.   Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

Section 18.   Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

Section 19.   Nonwaiver. No failure or neglect of either Party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either Party hereto must be contained in a written instrument signed by the Party  to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

Section 20.   Agreement to Perform Necessary Acts. Romano agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 21.   Assignment. This Agreement is personal to Romano and may not be assigned by him without the Company’s prior written consent.  This Agreement may be assigned by the Company in its discretion.

Section 22.   Compliance with Law. In connection with the Services rendered hereunder, Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.

Section 23.   Taxes. Romano agrees to pay all appropriate local, state and federal taxes.

Section 24.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to its conflicts of laws principles.  Any claim, action, suit or other proceeding initiated by either of the Parties under or in connection with this Agreement shall exclusively be asserted, brought, prosecuted and maintained in any federal or state court in the State of Idaho, as the Party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and each of the Parties hereby irrevocably (i) submits to the jurisdiction of such courts, (ii) waives any and all rights to object to the laying of venue in any such court, (iii) waives any and all rights to claim that such court may be an inconvenient forum, and (iv) agrees that service of process on them in any such action, suit or proceeding may be effected by the means by which notices may given to it under this Agreement.

Section 25.   Counterparts and Delivery. This Agreement may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Any signed counterpart to this Agreement may be delivered by facsimile transmission with the same legal force and effect as delivery of an originally signed document.

Section 26.   Headings. Section headings are used in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

Section 27.   Voluntary Nature of Agreement. Romano acknowledges and agrees that he  is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Romano further acknowledges and agrees that he has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that he is waiving his right to a jury trial.  Finally, Romano agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE CONSULTANT’S RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THAT ROMANO MAY DEVELOP.

[The remainder of this page intentionally left blank.]
[Signature Page Follows]

In Witness Whereof, the Parties have entered into this Agreement effective as of the Agreement Date first set forth above.

“Company”:	American Ecology Corporation By: /s/ Jeffrey S. Merrifield Name: Jeffrey S. Merrifield Title: Lead Independent Director

“Romano”:	/s/ Stephen A. Romano Stephen A. Romano

[Signature Page to Consulting Services and Director Compensation Agreement]

Exhibit A

DESCRIPTION OF SERVICES AND COMPENSATION

1.
Services: From time to time, at the request of the Company, Romano shall consult with the Company’s senior management team regarding acquisition and growth strategies, governmental and regulatory affairs, investor, media and customer relations, operational and safety issues and other matters associated with the conduct of the Company’s business.

2.
Compensation: Romano shall be paid a monthly retainer in the amount of $3,000. The Board of Directors shall annually review Romano’s monthly retainer to determine whether any increase in the retainer is warranted based on increased utilization of his consulting services.